 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

Hilton Grand Vacations Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

43283X105
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,564,935
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

3,564,935
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,564,935
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1%
12	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,564,935
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

3,564,935
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,564,935
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1%
12	TYPE OF REPORTING PERSON

OO

3

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		3,564,935
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

3,564,935
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,564,935
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1%
12	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS III LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,944,978
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

2,944,978
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,944,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.6%
12	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS III GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,944,978
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

2,944,978
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,944,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.6%
12	TYPE OF REPORTING PERSON

OO

6

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,944,978
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

2,944,978
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,944,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.6%
12	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,509,913
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

6,509,913
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,509,913
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%
12	TYPE OF REPORTING PERSON

IA, PN

8

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

HILL PATH HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,509,913
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

6,509,913
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,509,913
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%
12	TYPE OF REPORTING PERSON

OO

9

CUSIP No. 43283X105

1	NAME OF REPORTING PERSON

SCOTT I. ROSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,509,913
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	7	SOLE DISPOSITIVE POWER

6,509,913
	8	SHARED DISPOSITIVE POWER

-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,509,913
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%
12	TYPE OF REPORTING PERSON

IN

10

CUSIP No. 43283X105

Item 1(a).	Name of Issuer:

Hilton Grand Vacations Inc., a Delaware corporation (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

6355 MetroWest Boulevard

Suite 180

Orlando, Florida 32835

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office or, if None, Residence
Item 2(c).	Citizenship

Hill Path Capital Partners II LP (“Hill Path Capital II”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Capital Partners II GP LLC (“Hill Path GP II”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Investment Holdings II LLC (“Hill Path Investment Holdings II”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Capital Partners III LP (“Hill Path Capital III”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Capital Partners III GP LLC (“Hill Path GP III”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Investment Holdings III LLC (“Hill Path Investment Holdings III”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Capital LP (“Hill Path”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

Hill Path Holdings LLC (“Hill Path Holdings”)

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: Delaware

11

CUSIP No. 43283X105

Scott I. Ross

150 East 58th Street, 33rd Floor

New York, New York 10155

Citizenship: United States of America

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Shares”).

Item 2(e).	CUSIP Number:

43283X105

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	/x/	Not applicable.

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/ /	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	/ /	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____

12

CUSIP No. 43283X105

Item 4.	Ownership

(a)	Amount beneficially owned:

As of the close of business on December 31, 2022, (i) Hill Path Capital II directly owned 3,564,935 Shares and (ii) Hill Path Capital III directly owned 2,944,978 Shares.

Each of Hill Path GP II, as the general partner of Hill Path Capital II, and Hill Path Investment Holdings II, as the managing member of Hill Path GP II, may be deemed to beneficially own the 3,564,935 Shares owned directly by Hill Path Capital II.

Each of Hill Path GP III, as the general partner of Hill Path Capital III, and Hill Path Investment Holdings III, as the managing member of Hill Path GP III, may be deemed to beneficially own the 2,944,978 Shares owned directly by Hill Path Capital III.

Hill Path, as the investment manager of each of Hill Path Capital II and Hill Path Capital III, may be deemed to beneficially own the 6,509,913 Shares beneficially owned in the aggregate by Hill Path Capital II and Hill Path Capital III.

Hill Path Holdings, as the general partner of Hill Path, may be deemed to beneficially own the 6,509,913 Shares beneficially owned in the aggregate by Hill Path Capital II and Hill Path Capital III.

Mr. Ross, as the managing partner of each of Hill Path Investment Holdings II, Hill Path Investment Holdings III, Hill Path and Hill Path Holdings, may be deemed to beneficially own the 6,509,913 Shares beneficially owned in the aggregate by Hill Path Capital II and Hill Path Capital III.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any Shares owned by another Reporting Person. Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein that are not directly owned by such Reporting Person, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

(b)	Percent of class:

The following percentages are based on 115,057,769 Shares outstanding as of November 4, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2022.

As of the close of business on December 31, 2022, (i) each of Hill Path Capital II, Hill Path GP II and Hill Path Investment Holdings II may be deemed to beneficially own approximately 3.1% of the outstanding Shares, (ii) each of Hill Path Capital III, Hill Path GP III, and Hill Path Investment Holdings III may be deemed to beneficially own approximately 2.6% of the outstanding Shares, and (iii) each of Hill Path, Hill Path Holdings and Mr. Ross may be deemed to beneficially own approximately 5.7% of the outstanding Shares.

13

CUSIP No. 43283X105

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G filed on June 3, 2022.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

14

CUSIP No. 43283X105

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Hill Path Capital Partners II LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners II GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Investment Holdings II LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title	Managing Partner

Hill Path Capital Partners III LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners III GP LLC

By:	Hill Path Investment Holdings III LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

15

CUSIP No. 43283X105

Hill Path Investment Holdings III LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title	Managing Partner

Hill Path Capital LP

By:	Hill Path Holdings LLC General Partner

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Holdings LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

/s/ Scott I. Ross
Scott I. Ross

16